AGREEMENT OF MERGER
BETWEEN
RONALD MICHAELIS RANCHES, INC.
AND
LIMONEIRA COMPANY

AGREEMENT OF MERGER dated this 24th day of June, 1997, by and between RONALD MICHAELIS RANCHES, INC., a California corporation, herein called the merging corporation, and LIMONEIRA COMPANY, a Delaware corporation herein called the surviving corporation.

WITNESSETH that:

WHEREAS, the parties to this Agreement, in consideration of the mutual agreements of each corporation as set forth hereinafter, deem it advisable and generally for the welfare of said corporations, that the merging corporation merge with and into the surviving corporation under and pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the corporations, parties to this Agreement, by and between their respective board of directors, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby agree upon and prescribe the terms and conditions of said merger, the mode of carrying them into effect and the manner and basis of converting the shares of the constituent corporations into the shares of the surviving corporation, as follows:

FIRST: The merging corporation shall be merged into the surviving corporation.

SECOND: The Restated Certificate of Incorporation and Bylaws of Limoneira Company, a Delaware Corporation, which is surviving the merger, shall be the Restated Certificate of Incorporation and Bylaws of the surviving corporation.

THIRD: The terms and conditions of the merger are as follows:

The directors and officers of the surviving corporation will not be affected by reason of this merger, except that Ronald Michaelis shall be appointed as a director of the surviving corporation upon the merger becoming effective.

Upon the merger becoming effective, the separate existence of the merging corporation shall cease and all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the merged corporation shall be transferred to, vested in and devolve upon the surviving corporation without further act or deed and all property, rights, and every other interest of the surviving corporation and the merged corporation, shall be as effectively the property of the surviving corporation as they were of the surviving corporation and the merged corporation respectively. The merged corporation hereby agrees, from time to time, as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the merged corporation and the proper officers and directors of the surviving corporation are fully authorized in the name of the merged corporation or otherwise to take any and all such action.

All rights of creditors and all liens upon the property of either of said corporations shall be preserved unimpaired, and all debts, liabilities and duties of the merged corporation shall thenceforth attach to the surviving corporation and may be enforced against it to the same extent as is said debts, liabilities and duties had been incurred or contracted by it.

FOURTH: As a result of the merger and without any action on the part of the holder thereof, all shares of common stock of RONALD MICHAELIS RANCHES, INC. issued and outstanding on the effective date of this merger shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of common stock of RONALD MICHAELIS RANCHES, INC. shall thereafter cease to have any rights with respect to such shares of common stock, except the right to receive, without interest 1.735998 validly issued, fully paid and nonassessable shares

of common stock of LIMONEIRA COMPANY, for each share of outstanding common stock of RONALD MICHAELIS RANCHES, INC. (An aggregate of 11,250 shares of common stock of LIMONEIRA COMPANY will be held in escrow pursuant to Article X of the Agreement and Plan of Reorganization, dated June 24, 1997, between RONALD MICHAELIS RANCHES, INC. and LIMONEIRA COMPANY and the exchange ratio will be adjusted to reflect the results of a post-closing review of the net asset value of RONALD MICHAELIS RANCHES, INC. as of the effective date.

FIFTH: As soon as practicable after the effective date of the merger:

(a) Each holder of a certificate or certificates representing shares of common stock of RONALD MICHAELIS RANCHES, INC. issued and outstanding at the effective date of the merger shall surrender such certificate or certificates, duly endorsed, to the surviving corporation, and shall receive in exchange therefor the shares of common stock of surviving corporation to which such holder is entitled.

(b) If any holder of RONALD MICHAELIS RANCHES, INC. common stock shall have filed with merging corporation a written demand for the appraisal of his shares as provided in California Corporations Code Section 1301, such person shall not be entitled to surrender his certificate or certificates representing such shares or to receive in exchange therefor shares of common stock of surviving corporation. Merging corporation shall give surviving corporation prompt notice of any such demand received by merging corporation (any stockholder making a demand being hereinafter called a "Dissenting Stockholder"), and surviving corporation shall have the right to participate in all negotiations and proceedings with respect to such demand. Merging corporation agrees that it will not, except with the prior written consent of surviving corporation, make any payment with respect to, or settle or offer to settle, any demand for payment.

Each Dissenting Stockholder who becomes entitled, pursuant to the provisions of California Corporations Code §§ 1300-1312, to payment of the value of his shares shall receive payment therefor from the merging corporation (but only after the value thereof shall have been agreed upon or finally determined pursuant to such provisions). In the event that any Dissenting Stockholder shall have failed to perfect, or shall have effectively lost, his right to appraisal of

and payment for his shares, surviving corporation shall issue and deliver, upon surrender by such Dissenting Stockholder of his certificate or certificates representing shares of merging corporation capital stock, the shares of surviving corporation common stock to which Dissenting Stockholder is entitled hereunder.

SIXTH: At any time prior to the effective date of the merger, this Merger Agreement may be abandoned by mutual agreement of surviving corporation and merging corporation. This Merger Agreement may also be abandoned within such time (i) by surviving corporation pursuant to the provisions of Article V of the Reorganization Agreement; (ii) by merging corporation pursuant to the provisions of Article VI of the Reorganization Agreement; and (iii) by surviving corporation if there are any dissenting shareholders of merging corporation holding dissenting shares of merging corporation. In the event of such abandonment of this Merger Agreement, such Merger Agreement shall become wholly void and of no force or effect whatsoever, and there shall be no liability on the part of any party hereto or their respective officers, agents, directors or shareholders.

SEVENTH: This merger shall be effective upon filing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Merger to be executed by their respective officers thereunto duly authorized on this 04 day of June, 1997.

RONALD MICHAELIS RANCHES, INC.

By: Ronald L. Michaelis

By: Dorothy J. Michaelis

LIMONEIRA COMPANY

By: ______________________
Pierre Y. Tada, President

By: ______________________
Lori Le Suer, Secretary

OFFICERS' CERTIFICATE

OF

LIMONEIRA COMPANY

* * * * * * *

We, PIERRE Y. TADA, the President and LORI LE SUER, the Secretary, of LIMONEIRA COMPANY, a general business corporation duly organized and existing under the laws of the State of Delaware do hereby certify:

1. That we are the President and the Secretary, respectively, of LIMONEIRA COMPANY, a Delaware corporation.

2. That the Agreement of Merger in the form attached has been approved, adopted, certified and executed by Limoneira Company in accordance with the requirements of Section 252 of the General Corporation Law of Delaware, and that pursuant to the authority granted by Title 8, Section 251 (f) of the Delaware General Corporation Law, no shareholder vote was required.

Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge.

EXECUTED at Santa Paula, California, on this 24 day of June, 1997.

By: ______________________
Pierre Y. Tada, President

By: ______________________
Lori Le Suer, Secretary

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